UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
COGNEX CORPORATION
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 30, 2025

To our Shareholders:

The 2025 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Wednesday, April 30, 2025, at Cognex’s headquarters located at One Vision Drive, Natick, Massachusetts 01760, for the following purposes:

1.	To elect three Directors to serve for a term of three years;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2025; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on February 28, 2025 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY, OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 14, 2025

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cognex Corporation (“Cognex” or the “company”) for use at the 2025 Annual Meeting of Shareholders (the “meeting” or “this meeting”) to be held at 9:00 a.m. local time on Wednesday, April 30, 2025, at our headquarters located at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect three Directors to serve for a term of three years;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2025; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

The Board recommends that you vote your shares “FOR” each proposal. The Board knows of no other matters to be presented at this meeting.

This proxy statement is first being made available to our shareholders on or about March 14, 2025.

Voting Rights and Quorum

Shareholders of record at the close of business on February 28, 2025 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 169,370,136 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Shareholders have no right to cumulative voting as to any matter. Our common stock is listed and trades on the NASDAQ Global Select Market.

The holders of a majority of our common stock outstanding on the Record Date are required to be present in person or be represented by proxy at the meeting to constitute a quorum for the transaction of business. Therefore, a quorum will be present if 84,685,069 shares of our common stock are present in person or represented by executed proxies timely received by us at the meeting. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•

Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent Director who does not receive more votes “for” than “against” his or her election will promptly offer to tender his or her resignation. The resignation would be considered by the Nominating, Governance and Sustainability Committee and acted upon by our Board (without participation by the incumbent Director who tendered his or her resignation) within 90 days of the election. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation in a Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”).

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting results for any of the proposals to be presented at the meeting.

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to NASDAQ-listed companies, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, proposal 2 is considered to be “routine” under NYSE rules and, thus, if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on proposal 2.

Voting Your Shares

If you elected to receive a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying the materials for use at the meeting. Please complete, date, sign and submit the proxy card as instructed on the card. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on April 30, 2025. If you are a shareholder who holds shares through a broker, bank or other similar organization (that is, in “street name”), please refer to the instructions from the broker, bank or other organization holding your shares.

The Board recommends an affirmative vote on all proposals described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board’s recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex at the company’s headquarters;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

If a broker, bank or other similar organization holds your shares, you must contact them in order to find out how to revoke or change your vote.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, or other electronic communication and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the Securities and Exchange Commission (“SEC”) for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Reports—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

The information contained in our website, including any documents referenced herein that appear on our website, is not included as part of, or incorporated by reference into, this proxy statement, and any references to our website are intended to be inactive textual references only.

Householding of Annual Meeting Materials

The SEC permits a single set of annual reports, proxy statements and/or notices of internet availability of proxy materials to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. Only one copy of the notice of internet availability of proxy materials may be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address has given contrary instructions.

To obtain a copy of any such document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of any such document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class (1)
The Vanguard Group, Inc. (and affiliates) 100 Vanguard Blvd. Malvern, PA 19355	17,334,047	(2)	10.2%
BlackRock, Inc. (and affiliates) 50 Hudson Yards New York, NY 10001	14,840,415	(3)	8.8%

(1)	Percentages are calculated on the basis of 169,370,136 shares of our common stock outstanding as of February 28, 2025.
(2)

Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, which indicates that The Vanguard Group held shared voting power over 59,079 shares, sole dispositive power over 17,092,299 shares and shared dispositive power over 241,748 shares.

(3)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2024, which indicates that BlackRock held sole voting power over 14,444,392 shares and sole dispositive power over 14,840,415 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)
Robert J. Willett	1,008,798	(3)	*
Anthony Sun	464,456	(4)	*
Sheila M. DiPalma	358,275		*
Carl W. Gerst III	347,912		*
Joerg Kuechen	273,723		*
Laura A. MacDonald (6)	162,582		*
Dianne M. Parrotte	66,194		*
Matthew Moschner	56,198		*
Sachin Lawande	17,194		*
Marjorie T. Sennett	14,699		*
John T.C. Lee	11,735		*
Angelos Papadimitriou	9,511		*
Dennis S. Fehr (6)	6,570		*
Paul D. Todgham (6)	—		*
All Directors and Executive Officers as a group (14 persons)	2,797,847	(5)	1.6%

*	Less than 1%
(1)

Includes the following shares, which the specified individual has the right to acquire upon the exercise of outstanding options or upon the vesting of RSUs, exercisable currently or vesting within 60 days of February 28, 2025: Mr. Willett, 992,994 shares; Mr. Sun (by Sun Management Associates, LLC, a California limited liability company), 114,000 shares; Ms. DiPalma, 347,691 shares; Mr. Gerst, 347,912 shares; Mr. Kuechen, 265,732 shares; Ms. MacDonald, 155,476 shares; Dr. Parrotte, 44,000 shares; and Mr. Moschner, 56,198 shares.

(2)

Percentages are calculated on the basis of 169,370,136 shares of our common stock outstanding as of February 28, 2025. The total number of shares outstanding used in this calculation assumes that the currently exercisable options or options which become exercisable within 60 days of February 28, 2025, as well as shares issuable upon settlement of restricted stock units (“RSUs”) that are expected to vest within 60 days of February 28, 2025, held by the specified person, are exercised or vest, as applicable. Such number of shares outstanding does not include the number of shares of our common stock underlying options or RSUs held by any other person.

(3)

Includes 15,804 shares of common stock held by Willett Parkhill Investment Trust dated August 2, 2010, of which Mr. Willett is a trustee and beneficiary. Mr. Willett has disclaimed beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(4)

Includes 26,608 shares of common stock and 114,000 options held by Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member. Mr. Sun has disclaimed beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)

Includes 2,324,003 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options or vesting of RSUs, exercisable currently or vesting within 60 days of February 28, 2025.

(6)

Mr. Todgham resigned as Cognex’s Chief Financial Officer effective March 15, 2024. Mr. Fehr became Senior Vice President and Chief Financial Officer of Cognex on May 3, 2024. Ms. MacDonald served as the company’s principal financial officer and principal accounting officer following the departure of Mr. Todgham and prior to the appointment of Mr. Fehr. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2024, our executive officers, Directors and owners of greater than 10% of our common stock complied with applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics that applies to our Board and our employees, including our named executive officers. Predating this code are our company’s ten corporate values, which include “integrity” and are the basis for ensuring that we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics are available on our website at
www.cognex.com
under “Company—Investor Information—ESG—Governance Documents” and our ten core values are available under “Company—Investor Information—ESG—ESG Overview.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our Directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).
Director Independence
Our Board has determined that the Director nominees and other incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Willett, who is an executive officer of Cognex. In making this determination, the Board considered that Dr. Lee is the President and Chief Executive Officer of MKS Instruments, Inc. and Mr. Lawande is President and Chief Executive Officer of Visteon Corporation, each of which is a company with which Cognex has done business, all through arm’s length, ordinary course transactions, in which Dr. Lee and Mr. Lawande, as applicable, have no material interest.
Board Leadership Structure
The positions of Chief Executive Officer and Chairman of the Board were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer. Anthony Sun was appointed Chairman of the Board in May 2021. Mr. Sun provides an independent voice on the Board in addition to his deep knowledge of Cognex acquired through his tenure on our Board. Mr. Sun continues to lead executive sessions of the independent Directors, which occur regularly. Our Board believes that this leadership structure (specifically, maintaining the separation of the CEO and Chairman roles), promotes the proper balance of leadership and direction for the Board and management that assists the Board in the administration of its risk oversight responsibilities.
The Board’s Role in Risk Oversight
The role of our Board in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal, regulatory, strategic and reputational risks, and reviewing the outputs of our company’s “Enterprise Risk Management” program. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our cybersecurity, internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm certain significant risks and exposures and the steps management has taken to minimize those risks. The Audit Committee receives reports regarding cybersecurity risks from the company’s Information Security Team on an annual basis. The Audit Committee periodically reports on cybersecurity risk management to the full Board.
Policy on Pledging, Hedging and Trading of Cognex Stock
The company has an insider trading policy governing the purchase, sale and other disposition of Cognex securities that applies to our personnel, including officers, directors, employees of the company and its subsidiaries, and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the company. In particular, our insider trading policy governs the timing and type of transactions in Cognex stock by our Board and certain Cognex employees who have regular access to material non-public information, including our executive officers (collectively, “Insiders”). For example, Insiders are prohibited from trading in Cognex securities during designated “quiet periods.” Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock (with violators subject to immediate termination);

•
prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board.
It also is the company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in company securities.
Shareholder Communications with the Board
Shareholders who wish to communicate with our Board or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).
Board Meetings, Committees and Attendance
Our Board held five meetings during 2024. During 2024, each Director attended at least 75% of the total number of meetings of the Board held during the period the Director served on the Board and meetings of the committees on which such Director served during the period the Director served on the Board. Our Directors are strongly encouraged to attend the annual meeting of shareholders or any special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the 2024 Annual Meeting of Shareholders held on May 1, 2024.
The Board has three standing committees: the Compensation/Stock Option Committee, the Audit Committee and the Nominating, Governance and Sustainability Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at
www.cognex.com
under “Company—Investor Information—ESG—Governance Documents.” Each Director who served on a Board committee during 2024 was “independent” as such term is defined in the applicable listing standards of Nasdaq and SEC rules. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.
The following table provides current committee membership information for each of the Board committees:

Name	Compensation/ Stock Option	Audit	Nominating, Governance and Sustainability
Sachin Lawande		X	X
John T.C. Lee	*	X
Angelos Papadimitriou		X
Dianne M. Parrotte	X		X
Marjorie T. Sennett		*
Anthony Sun	X		*

*	Committee Chairman
X	Committee Member
Compensation/Stock Option Committee
In accordance with its written charter, the Compensation/Stock Option Committee:

•
Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and equity incentive plans;

•	Periodically reviews the level of equity ownership of our executive officers and Directors to determine compliance with our Stock Ownership Guidelines; and

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors.
Since 2020, the Compensation/Stock Option Committee has engaged the independent compensation consulting services of Pay Governance LLC (“Pay Governance”). Pay Governance reports directly to the Compensation/Stock Option Committee and assists it in evaluating and designing our executive and Director compensation programs and policies. During 2024, Pay Governance reviewed and provided market information and analysis regarding the competitiveness of our executive and Director compensation program design and our award values in relationship to our performance and peer group. Additionally, Pay Governance provided market data and regulatory updates as well as governance best practices. Pay Governance attends committee meetings, as requested, and communicates with the chairman of the Compensation/Stock Option Committee and our Executive Vice President of Employee Services between meetings; however, the Compensation/Stock Option Committee makes all of our executive compensation decisions. Pay Governance is retained only by the Compensation/Stock Option Committee and does not provide any other consulting services to the company. Additional information about the Compensation/Stock Option Committee’s role in setting executive compensation and the services Pay Governance performed for the Compensation/Stock Option Committee in 2024 is described in our “Compensation Discussion and Analysis” section below.
The Compensation/Stock Option Committee regularly reviews the services provided by Pay Governance and believes that Pay Governance is independent in providing compensation consulting services. The Compensation/Stock Option Committee conducted a specific review of its relationship with Pay Governance in 2024, and determined that Pay Governance’s work for the committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and Nasdaq. In addition, Pay Governance delivered a letter to the Compensation/Stock Option Committee certifying to its independence in accordance with the independence standards of the SEC and Nasdaq.
Our Chief Executive Officer, other Cognex executives, and the Cognex Employee Services Department also support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and equity-based awards for each of our other executive officers. Our Chief Executive Officer is not present during voting or deliberations concerning his compensation. Our Chief Executive Officer has also been delegated the authority to approve stock options, restricted stock unit awards and other equity-based awards to non-executive
employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.
The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee utilizes independent third-party benchmarking surveys acquired by Cognex and, as described above, may retain compensation consultants from time to time.
Committee meetings are regularly attended by our Executive Vice President of Employee Services, Sheila DiPalma, except when her compensation is being discussed, and may also include other executives at the invitation of the Compensation/Stock Option Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met three times in 2024.
The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.
Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Appointing, compensating, retaining, terminating, and overseeing the work of Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services and related fees to be provided to Cognex by its independent registered public accounting firm;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisors and determining the compensation payable to them.

For 2024, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Board delegated responsibility for oversight of risks from cybersecurity threats to the Audit Committee. The Audit Committee receives reports from the company’s Information Security Team on an annual basis. The Audit Committee held five meetings during 2024.

The Board has determined that all members of the Audit Committee are financially literate, and that Ms. Sennett qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating, Governance and Sustainability Committee

In accordance with its written charter, the Nominating, Governance and Sustainability Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating, Governance and Sustainability Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. Further, the Committee is responsible for the general oversight of Cognex’s environmental, social and governance (“ESG”) strategy, practices and policies, including the consideration of emerging ESG trends that may affect the business, operations, performance or reputation of Cognex. The Nominating, Governance and Sustainability Committee met three times during 2024.

In February 2025, the Board met and, upon the recommendation of the Nominating, Governance and Sustainability Committee, recommended the Director nominees for election at the meeting. John T.C. Lee, Anthony Sun and Robert J. Willett have been nominated for election to the Board.

Compensation/Stock Option Committee Interlocks and Insider Participation

During 2024, Dr. Lee, Dr. Parrotte, and Mr. Sun served on the Compensation/Stock Option Committee. No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor, other than Dr. Lee as described above, had any business relationship or affiliation with Cognex or any of its subsidiaries during 2024 other than his or her service as a Director.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Since the beginning of 2024, there were no related party transactions, and there are not currently any proposed related party transactions, that would require disclosure under SEC rules. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board.

Board Diversity Matrix

The following shows the diversity make-up of the Board as of March 1, 2025.

Board Diversity Matrix (as of March 1, 2025)
Total Number of Directors: 7
	Female	Male
Gender Identity
Directors	2	5
Demographic Background
Asian	0	3
White	1	2
Did Not Disclose Demographic Background	1	0

Director Nominees

When considering a potential candidate for membership on our Board, the Nominating, Governance and Sustainability Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. Further, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes finance, accounting, legal, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board, the Nominating, Governance and Sustainability Committee seeks to ensure that the Board is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating, Governance and Sustainability Committee may also consider any other standards that it deems appropriate.

The Nominating, Governance and Sustainability Committee considers the composition of our Board overall, with the goal of having a combination of backgrounds, skills and knowledge to help promote Cognex’s long-term strategy. In particular, the committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Board diversity, including with respect to ethnicity, age and gender, continues to be a priority of the Board. In 2017, our Board amended our corporate governance guidelines to require our Nominating, Governance and Sustainability Committee to include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance and Sustainability Committee is required to abide by these guidelines. Since these requirements were added to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021), Ms. Sennett (in 2021), Dr. Lee (in 2022), and Mr. Papadimitriou (in 2023) have been elected to the Board. The Nominating, Governance and Sustainability Committee believes that there will be opportunities over the next one-to-three years to continue to add strong, independent and diverse directors to the Board.

In practice, the Nominating, Governance and Sustainability Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating, Governance and Sustainability Committee intends to consider shareholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating, Governance and Sustainability Committee or others. The Nominating, Governance and Sustainability Committee did not receive any shareholder nominations for director with respect to this Annual Meeting of Shareholders.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2026 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 14, 2025. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of seven Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that John T.C. Lee, Anthony Sun, and Robert J. Willett be elected to serve terms expiring at the 2028 Annual Meeting of Shareholders and in each case until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Biographical information including the key attributes and skills the director nominees bring to our Board is set forth below.

Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN T.C. LEE, ANTHONY SUN, AND ROBERT J. WILLETT.

The persons named in the accompanying proxy will vote, unless a shareholder specifies otherwise, “FOR” the election of the nominees named above. Our Board anticipates that each nominee, if elected, will serve as a Director. If a nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board may recommend. There are no family relationships between any incumbent Director or any Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and the Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominee should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director.

We believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board does not currently evaluate whether incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2028:

John T.C. Lee, 62, has served as a Director since May 4, 2022. Dr. Lee is currently the President and Chief Executive Officer of MKS Instruments, Inc. (Nasdaq: MKSI), a global provider of instruments, systems, subsystems and process control solutions for advanced manufacturing processes. Dr. Lee has held this position since January 2020. He has also served on the MKS Board since January 2020. From October 2007 to January 2020, Dr. Lee held a series of progressive leadership roles at MKS, including Chief Operating Officer from 2016 to 2019. Prior to joining MKS, Dr. Lee served in various capacities in various technology industries, including semiconductor and solar as well as plasma processing research, at leading technology companies, including

Applied Materials, Lucent Technologies and AT&T Bell Labs. He has served as a member of the Executive Committee of the Board of the Massachusetts High Technology Council since 2021, as their Vice Chair from 2021 to 2023 and as their Chair since 2023. Dr. Lee has also been the Co-Chair of the Massachusetts Opportunity Alliance since 2024. Dr. Lee holds a B.S. from Princeton University and both an M.S.C.E.P. and a Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering. We believe Dr. Lee’s qualifications for sitting on the Board include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the semiconductor and technology industries, and international experience.

Anthony Sun, 72, has served as a Director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in 2010. He began his tenure at Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun has also served as a member of the Boards of Directors of several private companies. During the past five years, Mr. Sun has not served as a member of the Board of another publicly held company or of a registered investment company. Mr. Sun holds a B.S. and M.S. in Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University. We believe Mr. Sun’s qualifications for sitting on our Board include his executive experience, his expertise in the high-technology industry, particularly having served as a member of the Board of Directors of more than a dozen public high-tech companies in the past, and the deep understanding of our company that he has acquired through service on our Board.

Robert J. Willett, 57, has served as a Director and Chief Executive Officer of Cognex since 2011. Mr. Willett joined our company in 2008 as President of the Modular Vision Systems Division and was promoted to President and Chief Operating Officer in 2010. He came to Cognex from Danaher Corporation, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and as President of Videojet Technologies, a leader in coding and marking products. Prior to that, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a coding and marking company that was sold to Danaher and merged with Videojet. Mr. Willett currently serves as a Director of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Mr. Willett holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications for sitting on our Board include his experience in the machine vision industry, his executive leadership experience and the knowledge of our company that he has acquired through his management roles.

Serving a term ending in 2027:

Sachin Lawande, 57, has served as a Director since January 1, 2021. Mr. Lawande is the President and Chief Executive Officer of Visteon Corporation (VC), a leading global technology supplier of vehicle cockpit electronic products. Mr. Lawande has held this position since 2015. Previously, he worked for Harman International Industries, Inc. (HAR), which was an independent public company at the time, for 10 years, where he held a range of leadership positions including president of the company’s largest division with nearly $3 billion in annual sales. Since 2015, Mr. Lawande has served as a Director of Visteon Corporation, a publicly held company listed on Nasdaq. He was also on the board of DXC Technology Company (DXC) from 2015 until August 2020. Mr. Lawande holds a B.S. from Bombay University, and a Master’s Degree from Southern Illinois University at Edwardsville, in Electrical and Electronics Engineering. We believe Mr. Lawande’s qualifications for sitting on the Board include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the automotive, technology and software industries, and international experience, including experience with manufacturing and engineering operations in India.

Marjorie T. Sennett, 64, has served as a Director and the Chair of the Audit Committee since November 3, 2021 and May 3, 2023, respectively. Ms. Sennett currently serves as a member of the Board of Directors, Chair of the Audit Committee, and member of the Compensation Committee of The diaTribe Foundation, a private entity focused on improving the outcomes of people with diabetes. From 2014 to 2018, she was a Director and member of the Audit Committee at QuinStreet, Inc. (QNST), a performance marketing technology company. Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider, Ms. Sennett previously served as a Managing Director of Farallon Capital Management, LLC where she invested in publicly traded securities for eight years. Before that, she was Chief Financial Officer at eGroups, Inc., where she co-led the sale of the company to then publicly held Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s initial public offering and multiple follow-on public offerings. Ms. Sennett holds a B.A. from Vanderbilt University and an M.B.A. from Stanford University. We believe Ms. Sennett’s qualifications for sitting on our Board include her public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, and experience as an institutional investor.

Serving a term ending in 2026:

Angelos Papadimitriou, 58, has served as a Director since February 17, 2023. Mr. Papadimitriou is a senior leader with over thirty years of experience in the Advanced Industrials and Healthcare sectors. Currently, Mr. Papadimitriou is Chairman of Milan-based Masco Group, a leading manufacturing solution provider for the biopharma and life sciences industries, and Executive Chairman of Celli Group, a leading manufacturer of beverage dispensing systems, based in Rimini, Italy. Both Masco and Celli are controlled by private equity firm Ardian. Mr. Papadimitriou is also the Chairman of the Board of Athena Ventures, an investment firm focusing on early-stage ventures. From August 2020 to February 2021, Mr. Papadimitriou was the Co-Chief Executive Officer of Pirelli & C. S.p.A., a public company listed on the Milan Stock Exchange. Mr. Papadimitriou previously led Coesia S.p.A., a group of global industrial and packaging solutions companies as their Chief Executive Officer for ten years. Prior to that, Mr. Papadimitriou spent over fifteen years in the pharmaceutical industry, including as Senior Vice President for Italy and Southeast Europe at GlaxoSmithKline. Mr. Papadimitriou also serves as a board member of several private companies. Mr. Papadimitriou holds an M.B.A. from Harvard Business School and a B.A. in Computer Science and Business Economics from Brown University. We believe Mr. Papadimitriou’s qualifications for sitting on our Board include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other company boards and expertise in the packaging machinery and industrial automation industries and European and international markets.

Dianne M. Parrotte, M.D., M.P.H., 75, has served as a Director since 2018. Since 1995, Dr. Parrotte has been an independent consultant to corporations, law firms and insurance companies on human resource matters involving employee health and wellness. She was a trustee of the Shillman Foundation from March 2000 through February 2018, and in 2024, was reappointed as a volunteer trustee. From 1989 until 1995, Dr. Parrotte was chief in charge of occupational health at Bath Iron Works (later acquired by General Dynamics). From 1982 to 1988, she was the on-site Medical Director at Polaroid Corporation. Dr. Parrotte served as a Cognex Director from 1981, at the time of the company’s incorporation, to 1982. In addition to numerous certifications and licenses,

Dr. Parrotte holds an M.P.H. from the Medical College of Wisconsin, an M.D. from the Boston University School of Medicine and a B.A. from Boston University. She is Board Certified in Occupational and Environmental Medicine as well as in Internal Medicine. She is a former Fellow of the American College of Occupational and Environmental Medicine. She also completed the Penn State Executive Program. During the past five years, Dr. Parrotte has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Parrotte’s qualifications for sitting on our Board include her experience with a wide range of human resource and organizational matters related to large public companies, as well as her significant knowledge of the history and culture of Cognex.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board in 2024, other than Mr. Willett. Details of Mr. Willett’s compensation is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2024

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (2)(3) ($)	Option Awards (4) ($)	All Other Compensation ($)	Total Compensation ($)
Sachin S. Lawande	$65,000		$275,015	$—	$—	$340,015
John T.C. Lee	$80,000		$275,015	$—	$—	$355,015
Dianne M. Parrotte	$63,000		$275,015	$—	$—	$338,015
Angelos Papadimitriou	$60,000		$275,015	$—	$—	$335,015
Marjorie T. Sennett	$70,000		$275,015	$—	$—	$345,015
Anthony Sun	$128,000	(5)	$275,015	$—	$—	$403,015

(1)	Fees are presented in the year earned. The payment of such amounts may occur in other years (i.e., 2025).
(2)

In 2024, each Director, other than Mr. Willett, was granted 6,973 RSUs. These RSU awards vested in full on February 20, 2025. All equity award agreements covering unvested equity awards held by our non-employee Directors provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. Amounts listed in this column represent the grant date fair value of RSUs. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(3)

Each Director, other than Mr. Willett, had the following unvested RSUs outstanding on December 31, 2024: Mr. Lawande, 13,767 shares; Dr. Lee, 13,481 shares; Dr. Parrotte, 13,767 shares; Mr. Papadimitriou, 11,032 shares; Ms. Sennett, 13,767 shares; and Mr. Sun, 13,767 shares. No Directors forfeited any RSUs in 2024.

(4)

Each Director, other than Mr. Willett, had the following options outstanding on December 31, 2024: Mr. Lawande, 0 shares; Dr. Lee, 0 shares; Dr. Parrotte, 44,000 shares; Mr. Papadimitriou, 0 shares; Ms. Sennett, 0 shares; and Mr. Sun, 114,000 shares. No Directors forfeited any stock options in 2024.

(5)	Paid to Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member.

Elements of Director Compensation

The Compensation/Stock Option Committee reviews our non-employee Director compensation on a regular basis. The Compensation/Stock Option Committee considers various factors in making a recommendation to the Board, including a competitive assessment of Director compensation with that of our peer group (as described under the heading “Compensation Discussion and Analysis”), market trends, the responsibilities of our non-employee Directors, the anticipated time commitment and amount of work, the responsibilities of the various committees of the Board, and our ability to attract and retain high caliber non-employee Directors to serve on the Board. The Compensation/Stock Option Committee also retained an independent compensation consultant, Pay Governance, to help benchmark and set non-employee Director compensation for 2024.

We provide a significant portion of the total compensation of our non-employee Directors in the form of equity compensation to align their long-term interests with those of our shareholders. Each non-employee Director is paid an annual cash retainer for their service on our Board and is eligible for a grant of RSUs. We believe that this compensation model has enabled us to create an attractive and market competitive compensation package for Board candidates while reducing dilution and administrative costs to the company as compared to our prior program of granting only options to Directors.

The following table sets forth the elements of cash compensation in 2024 for our non-employee Directors for their service on our Board and its committees. Mr. Willett, who is an executive officer of Cognex, receives no additional compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/Stock Option Committee (1)	Audit Committee (1)	Nominating, Governance and Sustainability Committee (1)
Annual Cash Retainer	$50,000	$8,000	$10,000	$5,000
Annual Chairman Retainer	$60,000	$20,000	$20,000	$10,000

(1)

Annual Committee Chairman retainers are inclusive of the respective Committee cash retainers. For example, the Chairman of the Audit Committee receives $20,000 in total for serving on the Audit Committee, not $30,000.

In 2024, each Director (other than Mr. Willett) also received a grant of RSUs in consideration for serving on our Board. RSU grant amounts and vesting schedules are detailed in the “Director Compensation Table—2024” under the heading “Stock Awards.”

Director Stock Ownership Guidelines

In February 2022, the Compensation/Stock Option Committee approved stock ownership guidelines for our Directors based on our belief that stock ownership further aligns the interests of our Directors with those of our shareholders. These guidelines provided that each non-employee Director was expected to accumulate and hold an amount of qualifying shares equal to three times his or her annual cash retainer for service on the Board. In February 2024, the Board increased the requirement so that each non-employee Director was expected to accumulate and hold an amount of qualifying shares equal to five times his or her annual cash retainer for service on the Board. Each employee Director is expected to accumulate and hold an amount of qualifying shares equal to three times his or her annual base salary. For clarity, the “annual cash retainer” excludes any retainer for serving as a member or as a chairman of any Board committee, or for serving as the Chairman of the Board. The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the Director independently), and/or (ii) RSUs granted by the company to the Director that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the date of determining compliance with the minimum stock ownership guidelines. Directors have five years from the later of the adoption of these guidelines or their election to the Board to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the Record Date, all of our Directors are making satisfactory progress toward compliance with our stock ownership guidelines.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to increase shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, equity-based awards and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which reward our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for Cognex employees. The committee has discussed risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation for most salaried employees consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of company performance or stock price. The variable portion (i.e., annual company bonus, sales commissions and equity-based awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

The company bonus is an annual program and is focused on profitability, while the equity award program generally has a three to five year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of equity-based awards, such as stock options and RSUs.

•

We prohibit all hedging transactions involving Cognex stock by our Board and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. Further, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for an annual company bonus, Cognex must first achieve certain financial goals that are established annually by the Board related to our adjusted operating income as a percentage of revenue (we refer to this metric as “adjusted EBITDA percentage”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its adjusted EBITDA percentage target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our adjusted EBITDA percentage target for purposes of our annual bonus is consistent with the adjusted EBITDA percentage disclosed publicly, which keeps the calculation from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, predating this code, is our company’s ten corporate values, which include “integrity” and are the basis for ensuring we maintain the highest ethical standards in all that we do.

•

Our executive stock ownership guidelines require our Directors and named executive officers to hold a substantial amount of qualifying shares, which aligns an appropriate portion of their personal wealth to the long-term performance of Cognex.

•

Our Clawback Policy enables us to recover erroneously awarded incentive-based compensation paid to a named executive officer due to a restatement of previously issued financial statements, thus reducing any incentive to engage in misconduct to meet financial targets.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses and analyzes our executive compensation program as it relates to our named executive officers, who, as of December 31, 2024, consisted of the following individuals:

•	Robert J. Willett, Chief Executive Officer;

•	Dennis S. Fehr, Senior Vice President and Chief Financial Officer;

•	Laura A. MacDonald, Vice President and Corporate Controller;

•	Carl W. Gerst III, Executive Vice President, Vision and ID Products;

•	Sheila M. DiPalma, Chief Culture Officer and Executive Vice President of Employee Services;

•	Joerg Kuechen, Chief Technology Officer; and

•	Paul D. Todgham, our former Chief Financial Officer

Mr. Todgham left the company on March 15, 2024. Ms. MacDonald served as the company’s principal financial officer and principal accounting officer prior to Mr. Fehr taking over as Chief Financial Officer on May 3, 2024. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

Executive Summary

2024 Business Results

In 2024, we made significant progress against our strategic priorities. We infused artificial intelligence (“AI”) into more of our products and tools, transformed and expanded our sales force, and integrated Moritex, our largest acquisition in company history.

Revenue grew 9% year-on-year in 2024, or 1% excluding Moritex. Our logistics and semiconductor businesses grew strongly, while factory automation end markets, such as consumer products and food and beverage, remained soft but stable throughout the year. Automotive weakened during the year, with a significant decline in the electric vehicle battery business.

Gross margin of 68.4% declined approximately 3 percentage points year-on-year due to the addition of Moritex, unfavorable revenue mix, and, to a lesser extent, pricing.

Operating expenses increased 9% year-on-year primarily due to the addition of Moritex and investment in our sales transformation and expansion. This was partially offset by tight cost management. Even with our investment in our sales force, 2024 ending headcount was down 3% year-on-year.

Operating margin decreased to 13% of revenue in 2024 compared to 16% of revenue in 2023 driven by lower gross margin and higher operating expenses.

We remained focused on strict cost and working capital management, while continuing to invest in our long-term growth prospects. This led to an acceleration in operating cash flow throughout the year, allowing us to return $119 million to shareholders through dividends and share repurchases.

We saw that our continued investment in AI technology made our products more accessible to an increasing number of customers and applications. We believe that our technology and market knowledge position us well as we enter 2025.

Compensation Philosophy

Cognex maintains a pay-for-performance compensation philosophy that favors variable compensation contingent on individual, company and stock performance over fixed compensation like base salary. The three tenets of our compensation philosophy are:

1.	Paying for Performance. When the business performs, executives are paid well. Conversely, when the business does not perform, executives realize significantly less compensation.

2.	Winning Top Talent. We strive to attract and retain well-qualified executives to lead and grow the business in accordance with the interests of our shareholders over the long term.

3.	Aligning with Shareholders. We tie the majority of executive compensation to company and stock performance to instill a long-term ownership mentality consistent with our shareholders.

The primary components to executive compensation at Cognex are: (i) base salary; (ii) annual cash bonus; and (iii) equity awards.

The Compensation/Stock Option Committee, which consists entirely of independent Directors, reviews and approves the compensation for our executive officers and drives our compensation philosophy. The committee views cash salary and bonuses as short-term compensation to provide competitive levels of base compensation and to reward our executive officers for meeting annual performance objectives. It views equity awards as an incentive to create shareholder value and improve corporate performance over the long term. The Compensation/Stock Option Committee believes that our equity award program is instrumental to our ability to recruit, retain and motivate our high caliber executives.

With help from its independent compensation consultant, Pay Governance, LLC, the Compensation/Stock Option Committee has identified a compensation peer group with whom we compete for top executive talent. Given the company’s pay-for-performance philosophy, we strive to balance the components of executive compensation as follows:

Compensation Type	Target Percentile of Peer Group	Cognex Philosophy
Base Salary	15th – 25th	Cognex targets low base salaries, relative to peers, to strengthen our overall focus on performance-based compensation

Annual Cash Bonus (at target)	45th – 55th	Given that our annual bonus is reliant on the company’s adjusted EBITDA percentage, Cognex targets annual bonuses around the median of our peer group

Equity Awards	65th – 75th	Cognex views equity awards as the most significant component of executive compensation as we believe equity awards give executives a long-term ownership mentality consistent with our shareholders

Compensation Type	Target Percentile of Peer Group	Cognex Philosophy

Total Compensation	55th – 75th	We target above the median for total compensation given that the vast majority of executive compensation is contingent upon company and stock performance, and to aid in our competition for top talent

The above approach results in a compensation program that incentivizes long-term shareholder value creation. Approximately 77.7% of Mr. Willett’s compensation is based on long-term value creation. For the other named executive officers, approximately 76.0% of their aggregate compensation is based upon long-term value creation.

CEO Compensation Mix
8.0%
14.3%
25.7%
52.0%
Base Salary
Target Bonus
Options
PRSUs

Other NEO Compensation Mix (in aggregate)

13.9%
10.1%
50.9%
25.1%
Base Salary
Target Bonus
Options
RSUs

Compensation Program Changes

The Compensation/Stock Option Committee continues to enhance our compensation programs to help ensure that our performance-based compensation philosophy and long-term perspective endures as our company grows. For example, in 2022, the Compensation/Stock Option Committee introduced a performance-based equity award for Mr. Willett based on relative total shareholder return, and it also adopted stock ownership guidelines for executive officers. In response to shareholder feedback, the Compensation/Stock Option Committee has made the following changes for 2025:

•	Reduced Mr. Willett’s maximum annual bonus opportunity from 350% of target to 250% of target;

•	Introduced performance restricted stock units (PRSUs) for executive officers tied to financial metrics anticipated to be achieved beyond one year of the grant date;

•	Reduced the relative number of stock options received by executive officers from 2/3rds of the executive’s equity award package to 1/3rd of the executive’s equity award package; and

•	Provided additional disclosure around how annual cash bonuses are calculated.

Stock Options

While most of the equity awards granted to executives are deemed to be “time-based,” meaning the awards vest on certain dates rather than on the achievement of certain performance milestones, Cognex continues to grant a substantial amount of stock options as a component of its equity awards as it believes stock options should not be considered strictly “time-based.” Upon vesting, these stock options have zero value to the executive unless value has been created for shareholders following the grant date (by virtue of stock price appreciation). Cognex continues to believe that executives who hold a significant number of stock options are highly motivated to build shareholder value and improve corporate performance over the long term. The number of options held by our named executive officers is set forth under the heading “Outstanding Equity Awards at Fiscal Year-End—2024.”

Although the Compensation/Stock Option Committee is working to strengthen the company’s compensation program, we believe that the foundation of the company’s program is strong and has proven effective over Cognex’s long history. When Cognex wins, everyone wins.

Say-on-Pay Feedback from Shareholders

At our 2024 Annual Meeting of Shareholders, approximately 65% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with approximately 35% of the votes cast against such proposal. Although a majority of shareholders continue to endorse the compensation philosophy of the company, the company conducted outreach to shareholders representing approximately 65% of the outstanding shares of the company as of December 31, 2024, many of which provided feedback to the company on its compensation practices. The breadth and frequency of engagement varies by shareholder and can be as much as monthly meetings, or as little as informal email exchanges with investor relations professionals. Institutional investors represent the majority of the company’s outreach. Specific feedback included a desire for additional disclosures explaining the company’s annual bonus calculation and more performance-based equity awards. Following this feedback, the Compensation/Stock Option Committee made changes to the company’s 2025 compensation program as set forth in the executive summary above.

Based on the voting results at our 2023 Annual Meeting, and consistent with the recommendation of the Board, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of the say-on-pay vote, which we expect to occur at our 2029 Annual Meeting of Shareholders.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based. In its deliberations of compensation for our executive officers, the Compensation/Stock Option Committee considers the following:

•	Objective competitive market data of peer companies provided by Pay Governance (“Competitive Analysis”);

•	Levels of responsibility associated with each executive’s position;

•	Past performance of the individual executive;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, bonuses and equity awards;

•	The link between our executive officers’ compensation and Cognex’s performance (pay-for-performance);

•	Each executive officer’s compliance, or progress toward compliance during the phase-in period, as applicable, with our Stock Ownership Guidelines; and

•	The outcome of advisory shareholder votes on executive compensation (“say-on-pay” proposals).

The Compensation/Stock Option Committee uses Competitive Analysis to assess our executives’ compensation against the compensation paid to executives in similar positions in our compensation peer group to help ensure that the compensation we pay is competitive and fair to our executives and to our shareholders. To supplement market benchmarking information sourced from the public filings of the peer group summarized below, our Compensation/Stock Option Committee also reviews competitive compensation data representative of our peer group and other similarly situated high-tech companies provided within Radford’s Global Technology survey suite. We generally target overall compensation opportunities for our executives just above the median of the market as an initial benchmark, as described under “Compensation Philosophy” above. While we use Competitive Analysis as a starting point, we also consider the qualitative, unique dimensions of an executive’s role and tenure when setting our executives’ compensation as we do not believe an external benchmark should be the only determinant of compensation.

Total compensation for our named executive officers also includes other benefits that are available to Cognex employees generally. These include Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement. In connection with his hire, Mr. Fehr also received commuting assistance for a limited period of time as well as certain relocation benefits.

Determinations with respect to compensation for a fiscal year are generally made in the first quarter following our Board’s approval of Cognex’s annual budget for that year, which typically occurs at the end of the previous year.

Compensation Consultant

The Compensation/Stock Option Committee engaged Pay Governance as its independent consultant to assist it in evaluating our executive compensation programs and practices. Pay Governance is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices, and their effectiveness in supporting our business and compensation objectives. During 2024, Pay Governance performed the following tasks for the committee:

•	Gathered and reviewed Competitive Analysis;

•	Evaluated the appropriateness of our peer group (listed below);

•	Assessed our compensation practices and levels against those of our peer group;

•	Analyzed our short- and long-term incentive plan designs to help ensure executives are not rewarded for taking excessive risk;

•	Reviewed our equity burn rate and dilution levels relative to the market;

•	Updated the Compensation/Stock Option Committee on compensation trends and regulatory developments; and

•	Participated in Compensation/Stock Option Committee discussions related to the above tasks.

Annually, the Compensation/Stock Option Committee evaluates Pay Governance’s independence by considering the following six factors: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received by Pay Governance from the company as a percentage of Pay Governance’s total revenue; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with members of the Compensation/Stock Option Committee; (v) any company stock owned by the Pay Governance consultant managing the relationship with the company; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance, as applicable, with any executive officer of the company. After considering these factors, the Compensation/Stock Option Committee determined that Pay Governance was independent and that its work with the committee for 2024 has not raised any conflicts of interest.

Competitive Analysis

The compensation peer group used for the Competitive Analysis consists of 14 publicly traded U.S. companies, most of which are in the software and services or technology hardware and equipment industries, that have revenues and market capitalizations in a range we believe is appropriate. The Compensation/Stock Option Committee believes this group represents the competition for executive talent in our industry. The Compensation/Stock Option Committee plans to review the peer group annually to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

2024 Peer Group

Aspen Technology, Inc.	National Instruments Corporation*	Symbotic Inc.
Coherent Corp.	Novanta Inc.	Teledyne Technologies Incorporated
Dolby Laboratories, Inc.	Onto Innovation Inc.	Trimble Inc.
IPG Photonics Corporation	PTC Inc.	Zebra Technologies Corporation
Manhattan Associates, Inc.	Silicon Laboratories Inc.

*

Emerson Electric Co. acquired National Instruments Corporation in October 2023. Data from National Instruments Corporation was used when analyzing 2024 compensation decisions, but National Instruments Corporation has since been removed from the peer group.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2024, the Compensation/Stock Option Committee considered, in particular, levels of responsibility, salary increases awarded in the past, Competitive Analysis, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2024 was determined based on the following criteria:

•	Objective data from Competitive Analysis, with our named executive officers’ salaries positioned near or below the 25th percentile of their respective roles;

•	The levels and nature of responsibility associated with each executive’s role;

•	The past performance of the individual executive;

•	The executive’s experience and potential;

•	Salary increases awarded in the past; and

•	The increase in salary levels approved by our Board in the fourth quarter of 2023 in conjunction with its approval of our annual budget for fiscal year 2024.

Following its investigation and consideration of the above criteria, the Compensation/Stock Option Committee made the following adjustments to base salary for 2024:

Name and Principal Position (1)	2023 Annual Base Salary	2024 Annual Base Salary	Percent Increase
Robert J. Willett President and Chief Executive Officer	$676,000	$676,000	0%
Dennis S. Fehr Senior Vice President and Chief Financial Officer (2)	—	$415,000	N/A
Laura A. MacDonald Vice President and Corporate Controller (3)	$280,000	$300,000	7%
Carl W. Gerst III Executive Vice President, Vision and ID Products	$355,000	$365,000	3%
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$325,000	$335,000	3%
Joerg Kuechen Chief Technology Officer	$312,000	$330,000	6%

(1)	Mr. Todgham received no changes to his 2023 base salary prior to his departure on March 15, 2024.
(2)	Mr. Fehr became Senior Vice President of Finance and Chief Financial Officer of Cognex on May 3, 2024.
(3)

Ms. MacDonald served as the company’s principal financial officer and principal accounting officer following the departure of Mr. Todgham on March 15, 2024, and prior to the appointment of Mr. Fehr as Chief Financial Officer, effective May 3, 2024. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. The annual bonus program is designed to be variable. Cognex employees, including our named executive officers but excluding employees on a sales commission plan, are eligible to participate in this performance-based annual bonus program. The Compensation/Stock Option Committee approves the annual bonus program following our Board’s approval of Cognex’s annual budget.

There are three components to the annual company bonus program:

1.	A target bonus amount based on, among other factors, Competitive Analysis and an individual’s seniority, past performance, experience, and potential;

2.

A company-wide operating margin target (i.e., adjusted EBITDA percentage), which determines the percentage an individual is eligible to receive up to a maximum percentage based on one’s employment level; and

3.	Individual performance goals, which determine what percentage of the total eligible bonus is actually earned by the individual.

The calculation is as follows:

Target Bonus Amount x Achievement of Adjusted EBITDA Percentage x Individual Goal Achievement =

Cash Bonus

Target Amounts

The Compensation/Stock Option Committee approves the target bonus amounts for each employee at the vice president level and above, including each named executive officer. For most executives, the target bonus amount (as a percentage of base salary) falls within 10% of the median of our compensation peer group.

The following table sets forth the target bonus amounts for each of our named executive officers:

Name and Principal Position (1)	2023 Target Bonus	2024 Target Bonus	Percent Increase
Robert J. Willett President and Chief Executive Officer	$1,075,000	$1,200,000	12%
Dennis S. Fehr Senior Vice President and Chief Financial Officer (2)	0	$350,000	N/A
Laura A. MacDonald Vice President and Corporate Controller (3)	$145,000	$150,000	3%
Carl W. Gerst III Executive Vice President, Vision and ID Products	$300,000	$325,000	8%
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$220,000	$227,000	3%
Joerg Kuechen Chief Technology Officer	$210,000	$225,000	7%

(1)	Mr. Todgham was not eligible for an annual bonus for 2024 prior to his departure on March 15, 2024.
(2)	Mr. Fehr became Senior Vice President of Finance and Chief Financial Officer of Cognex on May 3, 2024.

(3)

Ms. MacDonald served as the company’s principal financial officer and principal accounting officer following the departure of Mr. Todgham on March 15, 2024, and prior to the appointment of Mr. Fehr as Chief Financial Officer, effective May 3, 2024. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

Company-Wide Financial Target

The financial target for 2024 was calculated in the same way as the company’s adjusted EBITDA percentage to provide consistency between our internal and external metrics. In prior years, we used the company’s operating margin as determined in accordance with generally accepted accounting principles (“GAAP”). The Compensation/Stock Option Committee determined that adjusted EBITDA percentage is an appropriate metric for our bonus program because the committee believes that employee performance is integral to achieving desired levels of company profitability. Adjusted EBITDA percentage is calculated by dividing adjusted EBITDA (which is a non-GAAP financial measure calculated as GAAP operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events, such as loss or recovery related to a fire), by revenue.

In the first quarter of 2024, the Compensation/Stock Option Committee, following the approval of the 2024 budget, set the target adjusted EBITDA percentage at 19.6%. The minimum adjusted EBITDA percentage was set at 65% of the target, or 12.7%. If Cognex’s actual adjusted EBITDA percentage falls below the minimum, no bonus is achieved for our executive officers. If the adjusted EBITDA percentage falls between the minimum and the target (e.g., between 12.7% and 19.6%), the maximum eligible bonus is calculated on a straight-line basis between 0% and 100%.

“Pmax”

If the adjusted EBITDA percentage is above the target (e.g., above 19.6% in 2024), executives are eligible to receive more than 100% of their target bonus based on employment level and up to a maximum percentage of such executives’ target bonus as approved by the Compensation/Stock Option Committee (“Pmax”). The Compensation/Stock Option Committee typically sets Pmax percentages at the beginning of each year following the approval of the annual budget. This additional bonus amount is funded by a portion of the incremental adjusted EBITDA above Cognex’s adjusted EBITDA target at an accelerated rate of funding as approved by the Compensation/Stock Option Committee. In other words, for each dollar above the adjusted EBITDA target, a portion goes to fund the additional bonus. Once the Pmax percentages are reached by employment level, the bonus is achieved at its maximum level and funding stops.

Individual Goals

The final component of Cognex’s annual bonus program is individual achievement. In the first quarter of each year, executives, with the CEO, set individual goals. Goals are specific to each individual and function, but often relate to and support Cognex’s company-wide strategic priorities. For named executive officers, 80% of individual goals are objective and only 20% are subjective. Examples of objective individual goals (80%) include revenue targets derived from new product introduction, on-time product releases and new technology development milestones. Individual goals are not disclosed publicly for competitive reasons. Examples of subjective goals (20%) include professional development milestones and contributions to Cognex culture. Our CEO assesses the subjective goals of our executive officers following each fiscal year. The subjective goals of our CEO are assessed annually by our Chairman of the Board, Anthony Sun, and reviewed and approved by the Compensation/Stock Option Committee.

2024 Corporate Achievement

For 2024, the actual adjusted EBITDA percentage was 17.1%, which was below our target of 19.6%. Therefore, no employee, including named executive officers, could earn more than 64% of their target bonus amount (i.e., (17.1% - 12.7%) / (19.6% - 12.7%) = 64%). The components for calculating bonus achievement for our named executive officers in 2024 were as follows:

Name and Principal Position (1)	Target Bonus	Maximum Percentage of Target Bonus (“Pmax”)		2024 Corporate Achievement (2)	Actual 2024 Bonus Maximum	Individual Achievement Percentage	Actual 2024 Cash Bonus
Calculation	A	B		C	A x C = D (3)	E	D x E = Bonus
Robert J. Willett President and Chief Executive Officer	$1,200,000	350	% (4)	64%	$768,000	91.58%	$703,343
Dennis Fehr Senior Vice President and Chief Financial Officer	$350,000	225%		64%	$224,000	96.37%	$246,603	(5)
Laura A. MacDonald Vice President and Corporate Controller (6)	$150,000	200%		64%	$96,000	96.48%	$92,619
Carl W. Gerst III Executive Vice President, Vision and ID Products	$325,000	250%		64%	$208,000	91.48%	$190,277
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$227,000	250%		64%	$145,280	97.17%	$141,172
Joerg Kuechen Chief Technology Officer	$225,000	250%		64%	$144,000	99.04%	$142,613

(1)	Mr. Todgham was not eligible to receive an annual bonus for 2024.
(2)	Percentage based on adjusted EBITDA percentage achievement (17.1%) relative to the adjusted EBITDA percentage target (19.6%).
(3)	Actual bonus maximums cannot exceed the target bonus (“A”) multiplied by the maximum percentage of target bonus (“B”). In other words, “D” is limited by “A x B.”

(4)	For 2025, the Compensation/Stock Option Committee has reduced Mr. Willett’s maximum percentage of target bonus opportunity from 350% of target to 250% of target.
(5)

Mr. Fehr became Senior Vice President and Chief Financial Officer of Cognex on May 3, 2024. As part of Mr. Fehr’s compensation arrangement, Mr. Fehr was guaranteed a minimum bonus of $170,000 for 2024, which was paid to Mr. Fehr within 30 days of Mr. Fehr’s start date with the company. The remaining “at-risk” portion of Mr. Fehr’s bonus target ($180,000) was prorated from Mr. Fehr’s start date, multiplied by the 2024 corporate achievement (64%), then further multiplied by Mr. Fehr’s individual achievement percentage (96.37%).

(6)

Ms. MacDonald served as the company’s principal financial officer and principal accounting officer following the departure of Mr. Todgham on March 15, 2024, and prior to the appointment of Mr. Fehr as Chief Financial Officer, effective May 3, 2024. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

The 2024 annual bonuses for our named executive officers are also listed under the heading “Executive Compensation—Summary Compensation Table” and were paid in the first quarter of 2025. For executives to be eligible to receive their annual bonus, they must be employed on the date the bonus is actually paid. The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

Equity-Based Awards

Cognex’s equity award program is intended to reward a significant portion of our eligible employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee believes that granting stock options, restricted stock units (RSUs) and performance restricted stock units (PRSUs) is instrumental to our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the equity awards granted to our named executive officers on an individual basis. Except for our former CFO, Mr. Todgham, who left the company in March 2024, and our current CFO, Mr. Fehr, who became CFO in May 2024, each of our named executive officers participated in our annual equity award program, which was completed in the first quarter of 2024. Grant amounts are determined based on, among other factors, Competitive Analysis, levels of responsibility and the desire to retain our most valuable employees. Vesting schedules and expiration dates relating to equity-based awards for our executives were consistent with the majority of grants made to our other employees.

Share Dilution

Each year, Cognex determines the equity-based awards to be granted to current employees by considering, among other factors, the impact of the awards on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the dilutive impact of new equity-based grants. In 2024, our equity-based awards consisted of only about 1.48% of our average outstanding shares. We have also reduced share dilution by repurchasing Cognex stock on the open market. As a result, the number of outstanding shares has decreased by about 2.85% from 2021 to 2024. We intend to continue to actively manage our use of shares each year.

Equity Grant Practices

Annual grants of equity awards to our named executive officers are approved by the Compensation/Stock Option Committee at a pre-scheduled meeting in the first quarter of the fiscal year, and new-hire, promotional or special recognition equity grants are generally made on a quarterly basis. Our general policy is to grant equity-based awards on certain fixed dates. If any such date falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant equity-based awards at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.

During fiscal 2024, no executive officer received a grant of stock options during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

Stock Options and Restricted Stock Units

In 2024, each of our named executive officers, excluding Mr. Willett, Mr. Todgham and Mr. Fehr, was eligible to receive an annual grant of (i) stock options that generally vest over a period of five years of continuous employment (20% per year), and (ii) RSUs that vest over a period of three years of continuous employment (20% in year one, 30% in year two, and 50% in year three). These executives received equity awards in terms of total economic value (based on grant date fair value) whereby 1/3rd of the economic value was represented by RSUs and 2/3rds of the economic value was represented by stock options. For example, if an executive received an annual equity award worth $1,500,000 on the grant date, such award would consist of stock options valued at $1,000,000 and RSUs valued at $500,000. Mr. Willett received a similar equity award except that instead of RSUs, Mr. Willett received PRSUs as described below. Mr. Todgham did not participate in the annual equity grant process given that Mr. Todgham left the company on March 15, 2024. In connection with the commencement of his employment, Mr. Fehr received an initial grant of (i) options that vest in two equal installments on the fourth and fifth anniversaries of the date of grant and (ii) RSUs that vest over a period of three years of continuous employment following the date of grant (20% in year one; 30% in year two; and 50% vesting in year three so long as Mr. Fehr has relocated to Massachusetts by October 31, 2026).

Cognex continues to grant a substantial amount of stock options in relation to its peers. The Compensation/Stock Option Committee continues to favor stock options because, upon vesting, stock options have zero value to the executive unless value has been created for shareholders following the grant date (by virtue of stock price appreciation). Cognex continues to believe that executives who hold a significant number of stock options are highly motivated to build shareholder value and improve corporate performance over the long term. We believe that this equity compensation model has allowed us to recruit, retain and motivate our senior employees.

Performance Restricted Stock Units (“PRSUs”)

In 2022, the Compensation/Stock Option Committee introduced PRSUs for Mr. Willett and has continued awarding Mr. Willett PRSUs in each year since 2022. One third of Mr. Willett’s 2024 annual equity grant (based on grant date fair value) was in the form of PRSUs. The vesting of Mr. Willett’s PRSUs is based on the percentile rank of the company’s total shareholder return (“TSR”) against the TSR of the companies within the S&P Composite 1500 Electronic Equipment, Instruments & Components index (or a comparable index if such index is materially changed or discontinued) (“PRSU Index TSR”) over a three-year measurement period. The number of PRSUs earned is calculated by multiplying (i) the Performance Multiplier for the measurement period based on the company’s TSR percentile, as set forth in the table below, by (ii) the target PRSU shares.

Cognex TSR Percentile of the PRSU Index TSR	Performance Multiplier
Below 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile or higher	150%

If the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be capped at 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company. In January 2025, the Compensation/Stock Option Committee determined that zero PRSUs from Mr. Willett’s 2022 PRSU grant would vest due to the company’s TSR percentile being below the 25th percentile of the PRSU Index TSR at the conclusion of the measurement period. We believe that PRSUs further align the interests of Mr. Willett with building shareholder value and improving corporate performance over the long term.

In 2025, the Compensation/Stock Option Committee also decided to expand PRSUs to executive officers beyond just Mr. Willett. In February 2025, the committee granted PRSUs to executive officers based on certain financial targets over a three-year measurement period in connection with their annual equity grants.

Change of Control Arrangements

Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in the company. We believe it is appropriate for our named executive officers to share in this realization of shareholder value. Mr. Willett’s February 2023 PRSU and 2024 PRSU agreements provide that the PRSUs will vest immediately upon a “change of control” of Cognex (which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction), with such number of vested PRSUs to be calculated based on the applicable performance multiplier determined by the percentile rank of the company’s TSR against the PRSU Index TSR over a measurement period concluding on the date immediately prior to such change of control. In providing for the immediate vesting of these PRSU awards, the Compensation/Stock Option Committee noted that, given Mr. Willett’s role with Cognex, it was unlikely that Mr. Willett’s employment with Cognex would continue following a change of control transaction.

As of December 31, 2024, all stock option and (time-based) RSU agreements entered into by Mr. Willett and Mr. Fehr, as well as the October 2020, February 2022, February 2023 and February 2024 option and RSU agreements entered into by Ms. DiPalma and Mr. Gerst, the August 2022 option agreement and the February 2023 and February 2024 option and RSU agreements entered into by Mr. Kuechen, and the March 2024 RSU agreement entered into by Ms. MacDonald are subject to immediate vesting if there is both a “change of control” of Cognex and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction.

Policy Relating to the Recovery of Erroneously Awarded Compensation

In August 2023, the Board adopted a Compensation Recovery Policy (the “Clawback Policy”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as implemented by Nasdaq listing standards and the SEC’s rules and regulations. The Clawback Policy requires the company to recover incentive-based compensation received by an executive officer in the event we are required to prepare a restatement of previously issued company financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”). The Clawback Policy covers cash or equity-based compensation that is granted, earned or vested based, in whole or in part, upon the attainment of a company financial reporting measure (including stock price or total stockholder return). Recovery under the Clawback Policy applies to incentive compensation subject to the policy that is received (i) on or after October 2, 2023, (ii) by a person after such individual became an executive officer and (iii) during the three completed fiscal years immediately preceding the date on which the company is required to prepare an Accounting Restatement. In addition, recoupment is only required where the executive officer would have received a lower payment based upon the restated financial results.

Executive Stock Ownership Guidelines

In February 2022, the Compensation/Stock Option Committee approved stock ownership guidelines for our executive officers based on our belief that stock ownership further aligns the interests of our executive officers with those of our shareholders. These guidelines provide that each executive officer is expected to accumulate and hold an amount of qualifying shares equal to (i) three times base salary for our CEO and (ii) two times base salary for all other executive officers. The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the executive officer independently), and/or (ii) RSUs granted by the company to the executive officer that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the date of determining compliance with the minimum stock ownership guidelines. Executive officers have five years from the later of the adoption of the policy or their hire or promotion (as applicable) to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the Record Date, the Board believes that all of our executive officers are making satisfactory progress toward compliance with our stock ownership guidelines on or before their applicable deadline.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

John T.C. Lee, Chairman
Dianne M. Parrotte
Anthony Sun

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement include Robert J. Willett, Matthew Moschner, Dennis S. Fehr, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen. Biographical information regarding Mr. Willett is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.” Paul D. Todgham, Cognex’s former Chief Financial Officer, left the company on March 15, 2024. Ms. MacDonald served as the company’s principal financial officer and principal accounting officer prior to Mr. Fehr taking over as Chief Financial Officer on May 3, 2024. Ms. MacDonald has continued in her role as Vice President and Corporate Controller and, in such capacity, as principal accounting officer of the company.

Mr. Moschner, 38, was appointed Cognex’s President and Chief Operating Officer, effective February 20, 2025. Mr. Moschner oversees global engineering, products, sales and operations. Mr. Moschner joined Cognex in 2017 and has held key roles across product and engineering teams. In 2022, he was promoted to Vice President of ID Products & Platform Engineering to help grow the company’s barcode reading portfolio, and to lead the company’s strategic technology and product planning process. In 2023, Mr. Moschner managed the successful integration of Moritex, which was the largest acquisition in the company’s history, and in 2024, he took on additional responsibilities in Logistics sales and operations as a Senior Vice President. Prior to joining Cognex, Mr. Moschner worked within the industrial technology practice of the Boston Consulting Group (BCG), gaining experience in strategic growth and operational efficiency. Between 2008 and 2011, Mr. Moschner also worked in a variety of business functions for Boeing’s commercial airplane group. Mr. Moschner holds a Bachelor of Science in Electrical Engineering & Economics from Duke University and a Master of Business Administration from Northwestern University’s Kellogg School of Management.

Mr. Fehr, 44, was appointed Cognex’s Senior Vice President of Finance and Chief Financial Officer, effective May 3, 2024. Mr. Fehr leads the company’s global finance organization including accounting and controllership, financial planning and analysis, tax, investor relations, internal audit and treasury, as well as the company’s global information technology organization. Most recently, Mr. Fehr was the Chief Financial Officer of 6K Inc., a manufacturing technology company focused on strategic materials in the battery supply chain and for additive materials. From 2018 to 2022, Mr. Fehr was the Chief Financial Officer of Fluence Energy, Inc. (NASDAQ: FLNC), which was founded as a joint venture between Siemens AG and The AES Corporation. Mr. Fehr helped lead the initial public offering of Fluence Energy in 2021. Prior to Fluence Energy, Mr. Fehr was Vice President of Finance at Siemens from November 2014 to December 2017. From 2003 to 2014, Mr. Fehr held various finance-related positions across the German, Indonesian and Chinese entities of Siemens. Since 2019, Mr. Fehr has also served as a member of the Board of Directors of the German International School Society of Washington, D.C. Mr. Fehr obtained his bachelor’s degree in Business Administration from Cooperative State University Villingen-Schwenningen.

Ms. DiPalma, 58, joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of roles with increasing responsibility in the Finance Department, including six years as Cognex’s Treasurer, before transitioning to Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Employee Services and became a named executive officer in 2017. Ms. DiPalma was promoted to Executive Vice President of Employee Services in October 2020. In addition, since 2021, Ms. DiPalma has served as Cognex’s Chief Culture Officer. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

Mr. Gerst, 57, joined Cognex in 1999 and worked in a number of product-focused roles before being promoted to Senior Vice President of the ID Products Business Unit in 2014. Following 2014, Mr. Gerst’s leadership role continued into Vision Products and Global Marketing Communications. He was promoted to Executive Vice President of Vision and ID Products in October 2020. Prior to joining Cognex, Mr. Gerst worked as a hardware engineer, sales engineer and product marketing manager for Hand Held Products, which is now part of Honeywell’s Safety and Productivity Solutions. Mr. Gerst holds a Bachelor of Science in Electrical Engineering from Clarkson University and a Master of Business Administration from the Simon Business School at the University of Rochester.

Mr. Kuechen, 54, joined Cognex in 2003 through the acquisition of Gavitec AG, which Mr. Kuechen founded. At Cognex, Mr. Kuechen has led the acquisition and integration of several technology businesses, while also leading Cognex’s Advanced Vision Technology team. In June 2022, Mr. Kuechen was appointed Chief Technology Officer and currently oversees the company’s patent review board. Mr. Kuechen holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Communications Engineering from RWTH Aachen University.

EXECUTIVE COMPENSATION

Summary Compensation Table—2024

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers in fiscal year 2024, as well as fiscal years 2023 and 2022, to the extent applicable.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)		Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)		All Other Compensation (3) ($)		Total Compensation ($)
Robert J. Willett	2024	$681,200	$2,150,015	(4)	$4,350,009	$703,343		$26,256	(5)	$7,910,823
President and	2023	$676,000	$2,065,040	(4)	$4,133,598	$73,833		$11,443		$6,959,914
Chief Executive Officer	2022	$672,000	$2,067,044	(4)	$4,133,755	$372,397		$12,228		$7,257,424
Dennis S. Fehr(6)	2024	$290,500	$800,019		$1,700,018	$246,603	(7)	$7,686		$3,044,826
Senior Vice President and
Chief Financial Officer
Laura A. MacDonald(8) Vice President and Corporate Controller	2024	$299,231	$300,014	(9)	$550,014	$92,619		$9,594		$1,251,472
Paul D. Todgham(10)	2024	$110,492	$—		$—	$—		$330,434	(11)	$440,926
Former SVP and	2023	$425,154	$740,446		$1,499,490	$—		$9,979		$2,675,069
Chief Financial Officer	2022	$410,385	$743,220		$1,500,282	$97,006		$11,465		$2,762,358
Carl W. Gerst III	2024	$366,269	$900,021		$1,850,012	$190,277		$12,924		$3,319,503
Executive Vice President	2023	$352,692	$819,444		$1,669,448	$16,638		$12,174		$2,870,396
Vision and ID Products	2022	$336,154	$825,452		$1,667,302	$94,604		$13,228		$2,936,740
Sheila M. DiPalma	2024	$336,039	$500,020		$1,000,013	$141,172		$8,050		$1,985,294
Chief Culture Officer and	2023	$323,000	$493,615		$999,671	$15,367		$7,529		$1,839,182
EVP Employee Services	2022	$310,154	$495,501		$1,000,176	$74,651		$11,159		$1,891,641
Joerg Kuechen	2024	$330,177	$700,021		$1,300,013	$142,613		$33,889	(12)	$2,506,713
Chief Technology Officer	2023	$310,154	$592,375		$1,199,603	$15,717		$8,042		$2,125,891
	2022	$296,923	$545,013		$1,855,419	$72,520		$26,035		$2,795,910

(1)

Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years (i.e., 2025). Because 2024 was a “leap year” and because of how the calendar fell, there were two additional days of earned income in 2024 versus 2023.

(2)

Amounts listed in this column represent the grant date fair value of option awards and RSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. The grant date fair value of PRSUs is calculated using a Monte Carlo simulation model to estimate the probability of satisfying the service and market conditions stipulated in the award grant. In 2024, in connection with his resignation from Cognex, Mr. Todgham forfeited options to purchase 244,235 shares of the company’s common stock with exercise prices ranging from $47.21 to $90.50, as well as 18,529 unvested RSUs. No other equity award grants to a named executive officer were forfeited in 2022, 2023 or 2024.

(3)	Amounts listed in the column include group term life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.
(4)

The amount reported in the table for each of 2022, 2023 and 2024 is the grant date fair value of Mr. Willett’s PRSU awards, assuming probable achievement. The grant date fair value of Mr. Willett’s PRSU awards, assuming the highest level of performance condition achievement, is $3,196,823 for 2022, $3,259,851 for 2023, and $3,225,022 for 2024.

(5)

Includes a one-time cash payment of $15,000 for travel, lodging and entertainment for Mr. Willett’s Perseverance Award, which all Cognex employees are eligible to receive based on years of service with the company.

(6)	Mr. Fehr became Senior Vice President of Finance and Chief Financial Officer of Cognex on May 3, 2024.
(7)

As part of Mr. Fehr’s compensation arrangement, Mr. Fehr was guaranteed a minimum bonus of $170,000 for 2024, which was paid to Mr. Fehr within 30 days of Mr. Fehr’s start date with the company. The remaining “at-risk” portion of Mr. Fehr’s bonus target ($180,000) was prorated from Mr. Fehr’s start date, multiplied by the 2024 corporate achievement (64%), then further multiplied by Mr. Fehr’s individual achievement percentage (96.37%), resulting in the additional $76,603.

(8)

Ms. MacDonald served as the company’s principal financial officer and principal accounting officer following the departure of Mr. Todgham on March 15, 2024, and prior to the appointment of Mr. Fehr, effective May 3, 2024. Ms. MacDonald has continued in her role as principal accounting officer, Vice President and Corporate Controller.

(9)

In addition to Ms. MacDonald’s annual equity award, and in connection with Ms. MacDonald assuming the interim roles of principal financial officer and principal accounting officer, Ms. MacDonald received an additional award of RSUs having an economic value of approximately $50,000 on the date of grant and vesting 20% on the first anniversary of the grant date; 30% on the second anniversary of the grant date; and 50% on the third anniversary of the grant date.

(10)	Upon the mutual agreement of Cognex and Mr. Todgham, Mr. Todgham resigned from the company as Chief Financial Officer effective March 15, 2024.
(11)

In connection with his departure from the company, Mr. Todgham did not receive a 2023 or 2024 bonus, but received a $300,000 retention bonus for remaining employed with the company through the planned resignation date of March 15, 2024, as well as $20,165 for accrued but unused paid time off.

(12)

Includes a one-time cash payment of $25,000 for travel, lodging and entertainment for Mr. Kuechen’s Perseverance Award, which all Cognex employees are eligible to receive based on years of service with the company.

Grants of Plan-Based Awards Table—2024

The following table sets forth information regarding non-equity incentive plans and equity award grants to our named executive officers in fiscal year 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Robert J. Willett	—	$0	$1,200,000	$4,200,000	—	—	—	—	—	—	—
	2/20/2024	—	—	—	27,529	55,058	82,587	—	—	—	$2,150,015
	2/20/2024	—	—	—	—	—	—	—	233,484	$39.44	$4,350,009
Dennis S. Fehr	—	$0	$350,000	$787,500	—	—	—	—	—	—	—
	5/6/2024	—	—	—	—	—	—	17,982	—	—	$800,019
	5/6/2024	—	—	—	—	—	—	—	92,092	$44.49	$1,700,018
Laura A.	—	$0	$150,000	$300,000	—	—	—	—	—	—	—
MacDonald	2/20/2024	—	—	—	—	—	—	6,339	—	—	$250,010
	2/20/2024	—	—	—	—	—	—	—	37,698	$39.44	$550,014
	3/15/2024	—	—	—	—	—	—	1,228	—	—	$50,004
Paul D. Todgham	—	$—	$—	$—	—	—	—	—	—	—	—
Carl W. Gerst III	—	$0	$325,000	$812,500	—	—	—	—	—	—	—
	2/20/2024	—	—	—	—	—	—	22,820	—	—	$900,021
	2/20/2024	—	—	—	—	—	—	—	126,800	$39.44	$1,850,012
Sheila M. DiPalma	—	$0	$227,000	$567,500	—	—	—	—	—	—	—
	2/20/2024	—	—	—	—	—	—	12,678	—	—	$500,020
	2/20/2024	—	—	—	—	—	—	—	68,541	$39.44	$1,000,013
Joerg Kuechen	—	$0	$225,000	$562,500	—	—	—	—	—	—	—
	2/20/2024	—	—	—	—	—	—	17,749	—	—	$700,021
	2/20/2024	—	—	—	—	—	—	—	89,103	$39.44	$1,300,013

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2024 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum vesting amounts, respectively, of the PRSUs as described under the heading “Compensation Discussion and Analysis.”

(3)

Amounts listed in this column represent the grant date fair value of option awards, RSUs and PRSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. The grant date fair value of PRSUs is calculated using a Monte Carlo simulation model to estimate the probability of satisfying the service and market conditions stipulated in the award grant.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested Table—2024

The following table sets forth the amounts realized in fiscal year 2024 by our named executive officers as a result of option exercises or vesting of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Robert J. Willett	—	$—	7,901	$431,022
Dennis S. Fehr	—	$—	—	$—
Laura A. MacDonald	—	$—	2,390	$143,045
Paul D. Todgham	—	$—	7,501	$426,438
Carl W. Gerst III	—	$—	5,077	$297,653
Sheila M. DiPalma	—	$—	2,988	$178,965
Joerg Kuechen	—	$—	5,331	$307,164

(1)	The value realized on vesting represents the closing market price of our common stock on Nasdaq on the vesting date of the RSUs, multiplied by the number of shares vesting.

Outstanding Equity Awards at Fiscal Year-End—2024

The following table sets forth the number of RSUs and options to purchase shares of our common stock held by our named executive officers on December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs That Have Not Vested (#)	Market Value of Shares Underlying Restricted Stock Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested (2) ($)	Footnote
Robert J. Willett	180,000	—	$38.39	2/21/2027	—	$—	—	$—	—
	90,000	—	$56.44	2/20/2028	—	$—	—	$—	—
	180,000	—	$51.49	2/19/2029	—	$—	—	$—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs That Have Not Vested (#)	Market Value of Shares Underlying Restricted Stock Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested (2) ($)	Footnote
	144,000	36,000	$50.94	2/18/2030	—	$—	—	$—	3
	74,113	49,408	$90.50	2/16/2031	—	$—	—	$—	4
	74,102	111,152	$64.43	2/22/2032	—	$—	—	$—	5
	46,697	186,787	$47.21	2/21/2033	—	$—	—	$—	6
	—	298,150	$39.44	2/20/2034	—	$—	—	$—	7
	—	—	$—	—	—	$—	33,078	$1,186,177	8
	—	—	$—	—	—	$—	46,033	$1,650,743	9
	—	—	$—	—	—	$—	55,058	$1,974,380	10
Dennis Fehr	—	92,092	$44.49	5/6/2034	—	$—	—	$—	11
	—	—	$—	—	17,982	$644,835	—	$—	12
Laura A. MacDonald	12,500	—	$38.39	2/21/2027	—	$—	—	$—	—
	15,000	—	$56.44	2/20/2028	—	$—	—	$—	—
	30,000	—	$51.49	2/19/2029	—	$—	—	$—	—
	10,000	—	$48.28	5/1/2029	—	$—	—	$—	—
	34,000	8,500	$50.94	2/18/2030	—	$—	—	$—	3
	8,368	5,578	$90.50	2/16/2031	—	$—	—	$—	4
	9,557	14,334	$64.43	2/22/2032	—	$—	—	$—	5
	6,099	24,393	$47.21	2/21/2033	—	$—	—	$—	6
	—	37,698	$39.44	2/20/2034	—	$—	—	$—	7
	—	—	$—	—	2,072	$74,302	—	$—	13
	—	—	$—	—	4,406	$157,999	—	$—	14
	—	—	$—	—	6,339	$227,317	—	$—	15
	—	—	$—	—	1,228	$44,036	—	$—	16
Paul D. Todgham	—	—	$—	—	—	$—	—	$—	—
Carl W. Gerst III	20,000	—	$56.44	2/20/2028	—	$—	—	$—	—
	60,000	—	$51.49	2/19/2029	—	$—	—	$—	—
	60,000	20,000	$50.94	2/18/2030	—	$—	—	$—	3
	80,000	70,000	$65.90	10/30/2030	—	$—	—	$—	17
	29,888	44,832	$64.43	2/22/2032	—	$—	—	$—	5
	18,860	75,438	$47.21	2/21/2033	—	$—	—	$—	6
	—	126,800	$39.44	2/20/2034	—	$—	—	$—	7
	—	—	$—	—	6,464	$231,799	—	$—	13
	—	—	$—	—	14,065	$504,371	—	$—	14
	—	—	$—	—	22,820	$818,325	—	$—	15
Sheila M. DiPalma	12,500	—	$38.39	2/21/2027	—	$—	—	$—	—
	64,000	—	$62.48	11/1/2027	—	$—	—	$—	—
	64,000	—	$51.49	2/19/2029	—	$—	—	$—	—
	64,000	16,000	$50.94	2/18/2030	—	$—	—	$—	3

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs That Have Not Vested (#)	Market Value of Shares Underlying Restricted Stock Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested (2) ($)	Footnote
	64,000	36,000	$65.90	10/30/2030	—	$—	—	$—	18
	17,930	26,893	$64.43	2/22/2032	—	$—	—	$—	5
	11,294	45,172	$47.21	2/21/3033	—	$—	—	$—	6
	—	68,541	$39.44	2/20/2034	—	$—	—	$—	7
	—	—	$—	—	3,880	$139,137	—	$—	13
	—	—	$—	—	8,472	$303,806	—	$—	14
	—	—	$—	—	12,678	$454,633	—	$—	15
Joerg Kuechen	12,500	—	$38.39	2/21/2027	—	$—	—	$—	—
	30,000	—	$56.44	2/20/2028	—	$—	—	$—	—
	45,000	—	$51.49	2/19/2029	—	$—	—	$—	—
	64,000	16,000	$50.94	2/18/2030	—	$—	—	$—	3
	17,692	11,794	$90.50	2/16/2031	—	$—	—	$—	4
	19,812	29,718	$64.43	2/22/2032	—	$—	—	$—	5
	—	39,894	$47.95	8/4/2032	—	$—	—	$—	19
	13,552	54,207	$47.21	2/21/3033	—	$—	—	$—	6
	—	89,103	$39.44	2/20/2034	—	$—	—	$—	7
	—	—	$—	—	4,229	$151,652	—	$—	13
	—	—	$—	—	10,168	$364,624	—	$—	14
	—	—	$—	—	17,749	$636,479	—	$—	15

(1)

Market values of RSUs in this column are determined by multiplying the number of RSUs that have not vested by $35.86, the closing price of Cognex’s common stock on December 31, 2024, the last trading day of the year.

(2)

Market value of PRSUs in this column are determined by multiplying the target number of PRSUs by $35.86, the closing price of Cognex’s common stock on December 31, 2024, the last trading day of the year.

(3)	Options become exercisable in five equal annual installments beginning on February 18, 2021.
(4)	Options become exercisable in five approximately equal annual installments beginning on February 16, 2022.
(5)	Options become exercisable in five approximately equal annual installments beginning on February 22, 2023.
(6)	Options become exercisable in five approximately equal annual installments beginning on February 21, 2024.
(7)	Options become exercisable in five approximately equal annual installments beginning on February 20, 2025.
(8)

PRSUs vest on February 22, 2025 based on the percentile rank of the company’s TSR against the PRSU Index TSR over a three-year measurement period. The number of PRSUs earned for the measurement period is calculated as follows: if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company. The Compensation/Stock Option Committee determined in January of 2025 that none of Mr. Willett’s 2022 PRSU grant would vest on February 22, 2025 pursuant to the vesting criteria.
(9)

PRSUs vest on February 21, 2026 based on the percentile rank of the company’s TSR against the PRSU Index TSR over a three-year measurement period. The number of PRSUs earned for the measurement period is calculated as follows: if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company.

(10)

PRSUs vest on February 20, 2027 based on the percentile rank of the company’s TSR against the PRSU Index TSR over a three-year measurement period. The number of PRSUs earned for the measurement period is calculated as follows: if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service with the company.

(11)	Options become exercisable in two equal annual installments beginning on May 6, 2028.
(12)

RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on May 6, 2025. For the 50% vesting on May 6, 2027 to occur, Mr. Fehr must also have relocated to Massachusetts by October 31, 2026.

(13)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 22, 2023.
(14)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 21, 2024.
(15)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 20, 2025.
(16)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on March 15, 2025.
(17)	100,000 options become exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 50,000 options become exercisable in one installment on October 30, 2025.
(18)	80,000 options become exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 20,000 options become exercisable in one installment on October 30, 2025.
(19)	Options become exercisable in two equal annual installments beginning on August 4, 2026.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division, which entitles him to receive benefits that are available to all Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in the company. We believe it is appropriate for our named executive officers to share in this realization of shareholder value. Mr. Willett’s February 2023 PRSU and 2024 PRSU agreements provide that the PRSUs will vest immediately upon a “change of control” of Cognex (which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction), with such number of vested PRSUs to be calculated based on the applicable performance multiplier determined by the percentile rank of the company’s TSR against the PRSU Index TSR over a measurement period concluding on the date immediately prior to such change of control. In providing for the immediate vesting of these PRSU awards, the Compensation/Stock Option Committee noted that, given Mr. Willett’s role with Cognex, it was unlikely that Mr. Willett’s employment with Cognex would continue following a change of control transaction.

As of December 31, 2024, all stock option and (time-based) RSU agreements entered into by Mr. Willett and Mr. Fehr, as well as the October 2020, February 2022, February 2023 and February 2024 option and RSU agreements entered into by Ms. DiPalma and Mr. Gerst, the August 2022 option agreement and the February 2023 and February 2024 option and RSU agreements entered into by Mr. Kuechen, and the March 2024 RSU agreement entered into by Ms. MacDonald are subject to immediate vesting if there is both a “change of control” of Cognex and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction (a “Double Trigger”). One’s employment will be considered to be involuntarily terminated if Cognex terminates one’s employment without “cause” or the executive resigns his or her employment for “good reason.” “Cause” means the willful and continued failure to perform substantially his or her duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his or her willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his or her duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his or her current office.

The following table indicates the amount of unvested options and restricted stock units held by each named executive officer that would become fully vested assuming a change of control of Cognex occurred on December 31, 2024, and, with respect to the options and time-based RSUs granted with a Double Trigger, the termination of the executive’s employment occurred in the circumstances described above on December 31, 2024. These amounts are estimates only and do not necessarily reflect the actual number of shares that would vest or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his or her options and RSUs.

Name	Number of Restricted Stock Units That Would Have Accelerated Vesting (1)(2) (#)	Value of Restricted Stock Units That Would Have Accelerated Vesting (3)(4) ($)	Number of Option Shares That Would Have Accelerated Vesting (#)	Value of Option Shares That Would Have Accelerated Vesting (5) ($)
Robert J. Willett	—	$—	681,497	$—
Dennis S. Fehr	17,982	$644,835	92,092	$—
Laura A. MacDonald	1,228	$44,036	—	$—
Paul D. Todgham	—	$—	—	$—
Carl W. Gerst III	43,349	$1,554,495	317,070	$—
Sheila M. DiPalma	25,030	$897,576	192,606	$—
Joerg Kuechen	27,917	$1,001,104	183,204	$—

(1)

PRSUs shown in this column reflect the target number of PRSUs multiplied by the performance multiplier applicable to the percentile rank of the company’s TSR against the PRSU Index TSR as of December 31, 2024, the last business day of the year. Such performance multiplier was zero as of December 31, 2024.

(2)

RSUs shown in this column reflect the number of unvested RSUs subject to accelerated vesting upon a “change of control” held by the named executive officer on December 31, 2024, the last business day of the year.

(3)

Amount shown in this column is based on multiplying the number of time-based RSUs that would have accelerated vesting assuming the Double Trigger conditions were met as of December 31, 2024 granted to Mr. Willett and Mr. Fehr, RSUs granted to Mr. Gerst and Ms. DiPalma in October 2020, February 2022, February 2023 and February 2024, RSUs granted to Mr. Kuechen in February 2023 and February 2024, and RSUs granted to Ms. MacDonald in March 2024, by $35.86, the closing price of our common stock on Nasdaq on December 31, 2024, the last trading day of the year.

(4)

Amount shown in this column with respect to the PRSUs granted to Mr. Willett, is based on multiplying (i) the target number of PRSUs multiplied by the performance multiplier applicable to the percentile rank of the company’s TSR against the PRSU Index TSR as of December 31, 2024, the last business day of the year, by (ii) $35.86, the closing price of our common stock on Nasdaq on December 31, 2024, the last business day prior to such change of control. Such performance multiplier was zero as of December 31, 2024.

(5)

Amounts shown in this column are based on multiplying (i) with respect to all option awards granted to Mr. Willett and Mr. Fehr, and (ii) with respect to the option awards granted to Mr. Gerst and Ms. DiPalma in October 2020, February 2022, February 2023 and February 2024, and the option awards granted to Mr. Kuechen in August 2022, February 2023 and February 2024, the number of options that would have accelerated vesting assuming a change of control of Cognex occurred on December 31, 2024 and the executive’s employment was terminated in the circumstances described above on December 31, 2024, by the positive difference, if any, between $35.86, the closing price of our common stock on Nasdaq on December 31, 2024, the last trading day of the year, and the exercise prices for such option shares. As of December 31, 2024, all unvested options held by the named executive officers had an exercise price in excess of $35.86.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert J. Willett, our Chief Executive Officer. For 2024, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was approximately $78,750; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $7,910,823.

Based on this information, for 2024, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 100 to 1.

We believe our CEO Pay Ratio for 2024 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components and is designed to motivate all employees to produce superior short- and long-term corporate performance. The ratio of our CEO’s salary to the salary of our median employee was approximately 14 to 1, which is significantly lower than the total compensation ratio above, because the fixed portion of our CEO’s compensation is positioned near the 25th percentile of the company’s peer group. Given our CEO’s level of responsibility, experience and potential, the Compensation/Stock Option Committee awards him a mix of compensation with a higher variable component (i.e., annual bonus, PRSU awards and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term.

To identify the “median employee”, we took the following steps:

•

We selected October 2, 2024, which is within the last three months of 2024, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of October 2, 2024, our employee population consisted of approximately 2,871 employees, working for Cognex and its consolidated subsidiaries, with approximately 36% of these individuals located in the Americas, 38% in Asia and 26% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees, and we excluded independent contractors.

•

To identify the median employee from our employee population, we used a consistently applied compensation measure consisting of annual base salary, annual bonus target and target annual sales commissions for 2024 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2024. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	No adjustments were made for cost-of-living differences.

•	We converted amounts paid to employees in foreign currencies to U.S. dollars using foreign exchange rates as published in the Wall Street Journal.

•	All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our CEO and other named executive officers for purposes of the Summary Compensation Table included elsewhere in this proxy statement. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total Compensation” column for our CEO in the 2024 Summary Compensation Table to determine the CEO Pay Ratio for 2024.

PAY VERSUS PERFORMANCE
As
required
by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between total compensation actually paid to Robert J. Willett, our President and Chief Executive Officer, and our named executive officers (as calculated in ac
c
ordance with Item 402(v) of Regulation
S-K)
and certain financial performance measures.

Year	Summary compensation table total for CEO (1)	Compensation actually paid to CEO (1)(2)(3)	Average summary compensation table total for non-CEO named executive officers (NEOs) (4)	Average compensation actually paid for non-CEO NEOs (3)(4)(5)	Value of initial fixed $100 investment based on:		Net Income	Adjusted EBITDA % (7)	Operating Margin % (8)
					Total shareholder return (TSR) (6)	Peer group TSR (6)
2024	$7,910,823	$3,119,917	$2,091,456	$1,141,732	$69.20	$114.14	$106,171,000	17.1%	N/A
2023	$6,959,914	$3,092,562	$2,377,635	$1,313,623	$79.95	$129.10	$113,234,000	N/A	15.6%
2022	$7,257,424	$(3,658,243)	$2,596,662	$(2,512,158)	$89.67	$100.58	$215,525,000	N/A	24.4%
2021	$10,534,520	$9,476,831	$1,019,293	$1,022,790	$147.25	$165.34	$279,881,000	N/A	30.4%
2020	$3,507,561	$10,822,671	$3,217,496	$6,041,660	$151.56	$139.59	$176,186,000	N/A	21.0%

(1)	Our CEO in all of 2020, 2021, 2022, 2023, and 2024 was Robert J. Willett.
(2)	Mr. Willett’s compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation S-K:

CEO Compensation “Actually Paid”	2024	2023	2022	2021	2020
Summary Compensation Table total for the covered fiscal year	$7,910,823	$6,959,914	$7,257,424	$10,534,520	$3,507,561
Less, Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$6,500,024	$6,198,638	$6,200,799	$6,187,056	$3,322,440
Plus, Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$4,783,447	$4,188,941	$3,294,711	$4,781,517	$7,043,400
Plus, Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	$(2,637,666)	$(2,154,769)	$(6,805,316)	$(363,960)	$4,023,900
Plus, Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	$(436,663)	$297,114	$(1,204,263)	$711,810	$(429,750)

Total Adjustments	$(4,790,906)	$(3,867,352)	$(10,915,667)	$(1,057,689)	$7,315,110

(3)
In 2020, 2021, 2022, 2023, and 2024, neither our CEO nor any non-CEO
NEO had any awards that vested in the same year that they were granted, any awards granted in prior years that failed to meet the applicable vesting conditions, or any dividends or other earnings paid on equity awards in the covered fiscal year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating compensation “actually paid.” Further, in 2020, 2021, 2022, 2023, and 2024 neither our CEO nor any non-CEO
NEO received any benefit under any defined benefit and actuarial plans and therefore, no adjustments for those items were included in calculating compensation “actually paid.”

(4)	Our non-CEO NEOs for each of the fiscal years presented above were:

•	2024: Dennis Fehr, Laura A. MacDonald, Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma, and Joerg Kuechen

•	2023: Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen

•	2022: Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen

•	2021: Robert J. Shillman, Paul D. Todgham, Carl W. Gerst III and Sheila M. DiPalma

•	2020: Robert J. Shillman, Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Laura A. MacDonald

(5)	Average non-CEO NEO compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation S-K:

Average Non-CEO Compensation “Actually Paid”	2024	2023	2022	2021	2020
Summary Compensation Table total for the covered fiscal year	$2,091,456	$2,377,635	$2,596,662	$1,019,293	$3,217,496
Less, Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$1,600,028	$2,003,523	$2,158,091	$373,852	$2,682,912
Plus, Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$1,228,049	$1,564,037	$1,382,138	$297,237	$4,517,875
Plus, Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	$(453,064)	$(662,444)	$(3,519,480)	$(183,252)	$1,098,685
Plus, Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	$(124,681)	$37,918	$(813,386)	$263,363	$(109,485)

Total Adjustments	$(949,724)	$(1,064,012)	$(5,108,820)	$3,497	$2,824,163

(6)
Total shareholder return (“TSR”) of Cognex and the peer group are calculated by assuming that an investment of $100 was made in each of our common stock and in the Nasdaq Lab Apparatus & Analytical, Optical, Measuring & Controlling Instrument (SIC 3820-3829 US Companies) Index (“Peer Index”) starting from the market close on December 31, 2019, which is the last trading day before our fiscal year 2020, through and including the end of each fiscal year shown. Total shareholder return includes reinvestment of dividends into shares of common stock of the applicable company. Data for the Peer Index was provided to Cognex by Research Data Group, Inc.

(7)
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) percentage is defined as operating income as a percentage of revenue adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time
discrete events, such as loss or recovery related to a fire. While we consider numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, for 2024, we considered Adjusted EBITDA percentage, which is a primary factor used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used to link compensation “actually paid” to the NEOs to company performance. Prior to 2024, we used operating margin as a similar metric. The company switched to Adjusted EBITDA percentage to provide consistency between our internal and external metrics. Prior to 2024, we did not use Adjusted EBITDA percentage as a performance metric in our compensation program.

(8)
Operating margin is defined as our operating income as a percentage of revenue. While we consider numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, for 2023, 2022, 2021, and 2020, we considered operating margin, which was a primary factor used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used to link compensation “actually paid” to the NEOs to company performance.

Relationship Between Compensation “Actually Paid” and Performance Measures
The following chart shows the relationship between the compensation “actually paid” (“CAP”) to our CEO, CAP to our non-CEO
NEOs, Cognex’s TSR, and the Peer Index TSR.

The following chart shows the relationship between CAP to our CEO, CAP to our non-CEO
NEOs, and Cognex’s net income.

The following chart shows the relationship between CAP to our CEO, CAP to our non-CEO
NEOs, and Cognex’s most important performance measure for determining incentive compensation, which was operating margin for the years 2020, 2021, 2022, and 2023, and adjusted EBITDA for the year 2024.

Tabular List of Most Important Financial Performance Measures
For Mr. Willett, the financial performance meas
ur
es that the company has determined are most important to link his compensation actually paid to the company’s performance in the last completed fiscal year are:

•	revenue;

•	operating income;

•	adjusted EBITDA; and

•	relative TSR.
For our
non-CEO
NEOs, the financial performance measures that the company has determined are most important to link compensation actually paid to the company’s performance in the last completed fiscal year are:

•	revenue;

•	operating income; and

•	adjusted EBITDA.
Analysis of the Information Presented in the Pay Versus Performance Table
In October 2020, Mr. Gerst and Ms. DiPalma each received a
one-time
special stock option grant in consideration of their respective promotions to Executive Vice President on October 30, 2020. Because of these special grants, neither Mr. Gerst nor Ms. DiPalma was eligible to receive an annual equity award in 2021. The decrease in average compensation to our non-CEO
NEOs between 2020 and 2021 was impacted by (i) the special stock option grant to Mr. Gerst and Ms. DiPalma in 2020, and (ii) Mr. Gerst and Ms. DiPalma being ineligible to receive an annual equity award in 2021.
Further information regarding our executive compensation program is provided above under the heading “Compensation Discussion and Analysis.”

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ending December 31, 2025. Grant Thornton has served as Cognex’s independent registered public accounting firm since 2007. Although ratification by shareholders is not required by law or by our Second Amended and Restated By-Laws (“By-Laws”), the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Meeting, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2023 and 2024 are as follows:

Type of Fee	2024	2023
Audit Fees	$1,370,508	$1,402,415
Audit-Related Fees	$—	$—
Tax Fees	$2,856	$2,856
All Other Fees	$—	$—

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. For 2023, these fees included audit services associated with our acquisition of Moritex Corporation.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved the audit and audit-related services provided to Cognex by Grant Thornton during fiscal years 2023 and 2024. There were no non-audit services provided to Cognex by Grant Thornton for fiscal years 2023 and 2024 that required review by the Audit Committee.

PROPOSAL 3: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2023 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board, we plan to continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis, until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2029 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers as further described in the “Compensation Discussion and Analysis” section of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2024. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Marjorie T. Sennett, Chairwoman
Sachin Lawande
John T.C. Lee
Angelos Papadimitriou

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2026 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 14, 2025. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2026 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on January 30, 2026 nor earlier than the close of business on December 31, 2025. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must set forth certain information concerning the shareholder making the proposal, the business or nominees for election subject to the proposal, and related information as described in our By-laws. Shareholders should refer to our By-Laws, as the same may be amended from time to time, with respect to the notice requirements, required information and other procedures for submitting a shareholder proposal, including a proposal with respect to the election of Directors.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cognex’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2026. Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

NOTICE OF AMENDMENTS TO AMENDED AND RESTATED BY-LAWS

BY THE BOARD PURSUANT TO SECTION 10.20 OF CHAPTER 156D

OF THE MASSACHUSETTS GENERAL LAWS

On February 19, 2025, in connection with Matthew Moschner’s appointment as President and Chief Operating Officer of the company, the Board approved a second amendment and restatement of the company’s by-laws (as so amended and restated, the “Second A&R By-laws”), effective immediately as of February 19, 2025. The amendments to the Second A&R By-laws included: (i) amendments to Sections 5.1 and 5.2 to provide that the offices of the Chief Executive Officer and the President of the company may be held by more than one individual; and (ii) amendments to the first paragraphs of each of Sections 3.1, 3.2, 3.3 and 8.3, the second paragraph of Section 4.3, and Sections 6.1, 9.1 and 9.2, in each case to include references to both the Chief Executive Officer and the President of the company in each place where a reference to the President formerly appeared.

The full text of Cognex’s Second A&R By-laws is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2025. The foregoing description of the Second A&R By-laws is qualified in its entirety by the full text of the Second A&R By-laws. Shareholders also can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a copy of the Second A&R By-laws to such person without charge.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Shareholders are cautioned that statements in this proxy statement, which are not strictly historical statements, constitute forward-looking statements, including, without limitation, statements regarding Cognex’s future performance, operating results and financial condition, strategic and operating plans and priorities, compensation plans, market and industry trends, new product offerings, sales initiatives, cost management, acquisitions, and management’s future expectations, beliefs, goals, plans or prospects. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “target”, “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materiality from those anticipated by the forward-looking statements, including the risks detailed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings with the SEC. The company assumes no obligation to update any forward-looking information contained in this proxy statement.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 14, 2025

ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 000001 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., EDT, on April 30, 2025. Online Go to www.envisionreports.com/CGNX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CGNX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting of Shareholders Proxy Card 1234 5678 9012 345 ï± IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ï± The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3. A Election of Directors 1. Nominees: Nominated for a term ending in 2028: For Against Abstain For Against Abstain For Against Abstain 01 – John T.C. Lee 02 – Anthony Sun 03 – Robert J. Willett For Against Abstain For Against Abstain 2. To ratify the selection of Grant Thornton LLP as our independent 3. To approve, on an advisory basis, the compensation of registered public accounting firm for fiscal year 2025. Cognex’s named executive officers, as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”). B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 UPX 640577 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 043NPA

2025 Annual Meeting of Shareholders Admission Ticket 2025 Annual Meeting of Cognex Corporation Shareholders April 30, 2025 at 9:00 a.m. Local Time Cognex Corporation One Vision Drive Natick, Massachusetts 01760 Upon arrival, please present this admission ticket and photo identification at the registration desk. DIRECTIONS TO COGNEX CORPORATION From Route 90 East (Mass Turnpike) (From Albany, NY and Worcester): One Vision Drive • Take Exit 117 (Natick—Route 30) Natick, MA 01760 • Follow left ramp towards Natick (Route 30 East) • Merge onto Cochituate Road (Route 30 East) • Take first right onto Speen Street Please note: Guest parking is available in front of the building. • Follow signs to Route 9 East From Route 90 West (Mass Turnpike) (From Boston and Logan Airport): • Follow “From Route 9 East” • Merge onto Route 90 West (Mass Turnpike) toward Worcester From Route 9 West: • Take Exit 123A (I-95/Route 128) toward Providence • Follow “From Route 128 (I-95)” • Follow Route 9 West • Look for an Audi dealership on your right as you head up a hill. At the crest of that From Route 128 (I-95): hill, Vision Drive is 0.1 miles past Wethersfield Rd. • Take Exit 36B (Route 9 West) toward Framingham/Worcester • Turn right onto Vision Drive. Cognex is on the left of Vision Drive. • Follow “From Route 9 West” From Route 9 East: From Route 495: • Follow Route 9 East • Take Exit 58 Route 90 East (Mass Turnpike) toward Boston • Make U-turn at the left lane U-turn signal near Natick McDonald’s • Follow “From Route 90 East (Mass Turnpike) (From Albany, NY and Worcester)” • Follow “From Route 9 West” Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CGNX ï± IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ï± Proxy — Cognex Corporation Notice of 2025 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2025 Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be held on April 30, 2025: The proxy statement and annual report to shareholders are available at: www.envisionreports.com/CGNX. The undersigned hereby appoints Robert J. Willett and Mark T. Fennell, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2025 Annual Meeting of Shareholders of Cognex Corporation to be held on April 30, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.